UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 12, 2010

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CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1   Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On January 12, 2010, CryoLife, Inc. (the “Company” or “CryoLife”) and certain of its subsidiaries amended its Credit Facility (the “Credit Facility”) with General Electric Capital Corporation (“GECC”), as lender, letter of credit issuer, and agent for all lenders.

The amendment provides that CryoLife may make specified investments in the capital stock of Medafor, Inc. without violating the terms of the Credit Facility.  In a press release dated January 13, 2010, CryoLife disclosed that it had invested approximately $3,200,000 in the acquisition of Medafor capital stock.  The amendment also increases the unused commitment fee that CryoLife pays to GECC with respect to any unused portion of the Credit Facility to 50 basis points per annum when the current amount outstanding under the Credit Facility is greater than $7.5 million and 75 basis points per annum when the current amount outstanding under the Credit Facility is equal to or less than $7.5 million.  The amendment also establishes a minimum rate for LIBOR and the Base Rate, as both terms are defined within the Credit Facility, of 3% and 4%, respectively, prior to the addition of the applicable margin, per the terms of the Credit Facility.  Also, the amendment reduces the aggregate amount with respect to which GECC and other letter of credit issuers subject to the Credit Facility are obligated to issue letters of credit to CryoLife from $1,500,000 to $1,000,000.  As of December 31, 2009, the aggregate amount outstanding under the Credit Facility was $503,787.10, including $188,789.70 issued pursuant to letters of credit.

The other material terms of the Credit Facility remain unchanged.  A description of these terms is contained in the Company’s Current Report on Form 8-K filed March 27, 2008, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: January 14, 2010	By: /s/ D.A. Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer